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                                                                    Exhibit 28.1

                        WACHOVIA CREDIT CARD MASTER TRUST
                        Excess Spread Analysis - May 2002


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Series                                          1999-1            2000-1
Deal Size                                      $896 MM           $750 MM
Expected Maturity                              04/15/04          07/15/05
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Yield                                           14.60%           14.60%
Less:    Coupon                                  2.28%            2.26%
         Servicing Fee                           1.50%            1.50%
         Net Credit Losses                       4.34%            4.34%
Excess Spread:
         May-02                                  6.48%            6.50%
         April-02                                7.15%            7.17%
         March-02                                6.68%            6.70%
Three month Average Excess Spread                6.77%            6.79%

Delinquency:
         30 to 59 days                           0.85%            0.85%
         60 to 89 days                           0.57%            0.57%
         90 + days                               1.00%            1.00%
         Total                                   2.42%            2.42%

Payment Rate                                    11.00%           11.00%